August 12, 2024

Jose Bayardo
Chief Financial Officer
NOV Inc.
10353 Richmond Avenue
Houston, TX 77042-4103

       Re: NOV Inc.
           Form 10-K for the Year Ended December 31, 2023
           File No. 001-12317
Dear Jose Bayardo:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Technology
cc:   Stephanie Palaskas